Exhibit 23.10

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form F-4 of our report dated August 17, 2023 relating to the combined statement of revenues and certain operating expenses of the acquired office and mixed-use portfolio, appearing in the Current Report on Form 6-K of Brookfield Reinsurance Ltd. filed on August 18, 2023. We also consent to the reference to us under the heading “Interests of Experts” in such Registration Statement.

/s/ Deloitte LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

August 18, 2023